UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

THE TOPPS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

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To: The Topps Organization
From: Arthur and Scott
Re: Update Regarding the Annual Meeting
By now, you may have heard or read that a Topps stockholder, Pembridge Value Opportunity Fund (a small hedge fund), has notified Topps that it intends, among other things, to nominate three of its own candidates for election to the Topps Board of Directors at this year’s Annual Meeting of Stockholders. Another hedge fund recently joined with Pembridge, and is financing most of Pembridge’s solicitation costs.
The Board is reviewing Pembridge’s notification and will respond after appropriate consideration.
Last year, this same stockholder nominated three candidates for election to the Topps Board at the 2005 Annual Meeting and conducted a “proxy contest” in the time leading up to the meeting in an attempt to get them elected. You may also recall that Topps ultimately reached a settlement with the stockholder, and the Directors nominated by the Company were re-elected to the Board without contest. In an age of increasing shareholder activism, proxy contests are not uncommon. In fact, during this past year Time Warner, Gannett Company, Maytag and H.J. Heinz have all been involved in similar contests.
For your information, there are currently nine seats on the Board and this year, three of those nine seats are up for re-election. As such, Pembridge is not seeking to take control of the Board nor does it contemplate changes in management. Topps intends to nominate its own candidates, whom it believes to be eminently qualified for those three seats. As you know, the Topps board has consistently been comprised of seasoned industry leaders who have engaged in building shareholder value and positioning Topps for profitable growth.
In the coming weeks, we will file our proxy statement, and we encourage you to read it once we do. We are committed to keeping you informed, and will communicate periodic updates as appropriate.
It is very important for Topps to speak with one voice, so please be careful not to talk with any reporters. Should you happen to receive a media inquiry, in all likelihood simply by answering your telephone, just take the name and number of the caller and courteously say you’ll have someone get back to them shortly. Then, forward the information to Dale Walton, who will direct the message onward.

Confidential Draft
We all have confidence in the Company’s growth strategy and prospects for the future, and the best response to criticism is strong performance. No doubt, that’s the best of all places for our collective focus at this time, as always.
Arthur and Scott
Important Additional Information Will Be Filed with the SEC
     Topps will be filing a proxy statement with a White proxy card for the election of directors nominated by the Board of Directors with the Securities and Exchange Commission (SEC). TOPPS STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain free copies of the Proxy Statement filed with the SEC by Topps through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of the Proxy Statement from Topps by contacting Corporate Secretary, c/o The Topps Company, Inc., One Whitehall Street, New York, NY 10004.
     Topps and its directors and executive officers will be soliciting from stockholders of the Topps Company Inc. in connection with the directors nominated by the Board of Directors. Information concerning the participants and their interests in the solicitation will be set forth in the proxy statement regarding the election of directors when it is available.
     Topps, its directors and named executive officers may be deemed to be participants in the solicitation of the Topps Company Inc.’s security holders in connection with its 2006 Annual Meeting of Stockholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Proxy Statement dated June 13, 2005, which is filed with the SEC. Additional information regarding such individuals will be included in the 2006 Proxy Statement. To the extent holdings of the Company’s securities have changed since the amounts printed in the Proxy Statement dated June 13, 2005, such changes have been reflected on Forms 3, 4 and 5 filed with the SEC and will be reflected in the 2006 Proxy Statement.